Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Reverse Stock Split

HOUSTON, TEXAS — December 16, 2015 — Halcón Resources Corporation (NYSE: HK) (“Halcón” or the “Company”) today announced a one-for-five (1:5) reverse split of its issued and outstanding common stock.  The one-for-five reverse stock split will be effective after the market closes on January 4, 2016 and Halcón’s common stock will begin trading on a split-adjusted basis when the market opens on January 5, 2016.

The Company’s stockholders granted authority to the Board of Directors, in its discretion, to effect this reverse split of Halcón’s outstanding common stock at the Annual Meeting of Stockholders held on May 6, 2015.

When the reverse stock split becomes effective, every five shares of the Company’s issued and outstanding common stock will automatically be converted into one share of common stock.  Fractional shares will be rounded up to a full share of common stock.  The reverse stock split will not impact any stockholder’s percentage ownership of Halcón or voting power, except for minimal effects resulting from the treatment of fractional shares.  Following the reverse split, the number of outstanding shares of the Company’s common stock will be reduced by a factor of five.  There will be no change in the number of authorized shares of common stock that Halcón has the authority to issue.

Broadridge Corporate Issuer Solutions, Inc., the Company’s transfer agent, will act as its exchange agent for the reverse stock split.  Broadridge Corporate Issuer Solutions, Inc. can be reached at (877) 830-4936.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact:
Scott M. Zuehlke
VP, Investor Relations

Halcón Resources
(832) 538-0314